Exhibit 2.1

CERTIFICATE OF INCORPORATION OF

VIDANGEL, INC.

ARTICLE I

The name of this corporation is VIDANGEL, INC. (the "Corporation").

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law as the same exists or may hereafter be amended (the "DGCL").

ARTICLE III

The Corporation is authorized to issue one class of stock to be designated "Common Stock."  The total number of shares of all classes of stock which this Corporation is authorized to issue is fifteen million (15,000,000) shares. The number of shares of Common Stock authorized is fifteen million (15,000,000) shares, par value of $0.001 per share.

A.  Common Stock.

1. Voting Rights. Each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the stockholders of the Corporation.

2. Liquidation Rights. The holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

3. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board, out of funds legally available therefore.

4. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.

ARTICLE IV

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw, whether adopted by them or otherwise.

ARTICLE V

Elections of members of the Board need not be by written ballot unless and to the extent otherwise provided in the bylaws of the Corporation.

Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation.

ARTICLE VI

To the fullest extent permitted by the DGCL, or any other applicable law, as the same exists or may hereafter be amended, a director or former director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, or any other applicable law, as the same exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by the DGCL, or any other applicable law, as the same exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred  by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE VIII

The name and mailing address of the Corporation's incorporator are as follows:

Neal Harmon
1154 Holly Circle
Provo, Utah 84604

ARTICLE lX

Except as otherwise expressly provided by this Certificate of Incorporation, the number of directors which shall constitute the Board shall be designated by the bylaws of the Corporation.

ARTICLE X

Except as otherwise provided above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

The Corporation elects not to be governed by Section 203 of the DGCL, which pertains to business combinations with interested stockholders.

1, the undersigned, as the sole incorporator of the Corporation named above, have signed this Certificate of Incorporation on February 7, 2014.

/s/ Neal S. Harmon
Neal Harmon, Incorporator

VIDANGEL, INC.

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

VidAngel, Inc. (the "Corporation"), organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does hereby certify as follows:

A. By unanimous written consent of the Board of Directors of the Corporation (the "Boar d''), resolutions were duly adopted, pursuant to Sections 141(f) and 242 of the DGCL, setting forth an amendment to the Corporation's Certificate of Incorporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved the proposed amendment by written consent in accordance with Sections 228 and 242 of the DGCL, the Certificate of lncorporation and the Bylaws of the Corporation.

B. This Certificate of Amendment of Certificate of lncorporation (this "Amendment''), as adopted by the Board and approved by the Corporation's stockholders, modifies the terms of the Common Stock as set forth in the Corporation's Certificate of Incorporation, in order to increase the number of authorized shares of Common Stock.

C. This Amendment revises Article III of the Certificate of Incorporation as indicated below:

1. The first paragraph of Article III of the Certificate of Incorporation is amended to read in its entirety as follows:

"ARTICLE III

The Corporation is authorized to issue one class of stock to be designated "Common Stock." The total number of shares of all classes of stock which this Corporation is authorized to issue is twenty five million (25,000,000) shares. The number of shares of Common Stock authorized is twenty five million (25,000,000) shares, par value of $0.001 per share."

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed and attested by its duly authorized officer as of the 25th day of November, 2015.

VIDANGEL, INC.

By:	/s/ Neal Harmon
Neal Harmon, Chief Executive Officer

VIDANGEL, INC.

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

VIDANGEL, INC. (the "Corporation"), organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does hereby certify as follows:

A. By unanimous written consent of the Board of Directors of the Corporation (the "Board''), resolutions were duly adopted, pursuant to Sections 141(f) and 242 of the DGCL, setting forth an amendment to the Corporation's Certificate of Incorporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved the proposed amendment by written consent in accordance with Sections 228 and 242 of the DGCL, the Certificate of Incorporation and the Bylaws of the Corporation.

B. This Certificate of Amendment of Certificate of Incorporation (this "Amendment''), as adopted by the Board and approved by the Corporation's stockholders, modifies the terms of the Common Stock as set forth in the Corporation's Certificate of Incorporation, in order to create a new class of Common Stock and allocate a portion of the authorized shares to the new class.

C. This Amendment revises Article III of the Certificate of Incorporation as indicated below:

1.	Article III of the Certificate of Incorporation is amended to read in its entirety as follows:

"ARTICLE III

The Corporation is authorized to issue two (2) classes of stock to be designated "Class A Common Stock” and “Class B Common Stock”, or cumulatively as “Common Stock”. The total number of shares of all classes of stock which this Corporation is authorized to issue is twenty-five million (25,000,000) shares. The number of shares of Class A Common Stock authorized is twenty-one million two hundred and fifty thousand (21,250,000) shares, par value of $0.001 per share, and the number of shares of Class B Common Stock authorized is three million seven hundred and fifty thousand (3,750,000) shares, par value of $0.001 per share.

Upon filing of this Amendment with the Secretary of State of the State of Delaware (the “Effective Time), each one (1) share of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time will be reclassified and changed into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Class A Common Stock, par value $0.001 per share.  Each stock certificate that prior to the Effective Time represented Common Stock shall thereafter represent Class A Common Stock.

The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of Common Stock of the corporation representing a majority of the votes represented by all outstanding shares of Common Stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

A.           Common Stock.

1. Voting Rights. Each outstanding share of Class A Common Stock shall be entitled to one (1) vote on each matter to be voted on by the stockholders of the Corporation. Each outstanding share of Class B Common Stock shall not be entitled to a vote on any matter to be voted on by the stockholders of the Corporation, unless specifically required by the DGCL.

2. Liquidation Rights. The holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

3. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board, out of funds legally available therefore.

4. Residual Rights.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.

5. Identical Rights.  Holders of the Class B Common Stock shall rank equally with, and have identical rights and privileges as, holders of all other shares of the Common Stock, except with regard to voting rights as provided above.

6. Subdivision or Combination.  If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed and attested by its duly authorized officer as of the 13th day of September, 2016.

VIDANGEL, INC.

By:	/s/ Neal Harmon
Neal Harmon, Chief Executive Officer